Exhibit 10.1

January 15, 2016

Via email doc@tomiesinc.com

Dr. Halden Shane
[Home Address]

Dear Dr. Halden Shane,

TOMI Environmental Solutions, Inc. (“TOMI”) is delighted to modify and extend your position as TOMI’s Chief Executive Officer (“CEO”). This Employment Agreement (“Agreement”) supersedes any prior agreement. By executing the below, Dr. Halden Shane (“you” or “your”), accept as CEO, the given powers and duties consistent with such position. The CEO is expected to make major contributions to the short and long term profitability, growth and financial strength of the Company. The CEO agrees to observe and comply with the rules and regulations of Employer as adopted by the Board of Directors of TOMI (“Board”).

You, as CEO, agree to respect the performance of the required duties and agree to carry out and perform the directions and policies of TOMI and its Board as they may be, from time to time stated either orally or in writing. TOMI and the Board agree that the duties, which may be assigned to CEO, shall be the usual and customary duties of the job position and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. CEO shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

Upon execution of this agreement between TOMI and you, all other previous agreements between will be null and void.

GENERAL PURPOSE:

The CEO of TOMI will:

●	Set strategy and direction for TOMI and TOMI Service Network (“TSN”);
●	Model and establish TOMI’s culture and mission to “Innovate for a Safer World”;
●	Build, supervise, and direct the C-suite and Senior Executive Team (“Executives”);
●	Devote full time and energy to the business and affairs of TOMI and shall use best efforts to promote the interests of TOMI; and
●	Allocate capital to TOMI’s priorities.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

DUTIES AND RESPONSIBILITIES:

●	Provide day-to-day leadership and management to TOMI and TSN’s corporate and service organization that mirrors the adopted mission and core values of each respectively.
●	Responsible for driving TOMI and TSN to achieve and surpass sales, profitability, cash flow, business goals and objectives.
●	Spearhead the development, communication and implementation of effective growth strategies and processes including but not limited to the advancement of TOMI’s SteraMist TM BITTM technology.
●
Provide, approve, supervise and direct the methods of keeping the records of TOMI, statistical or otherwise, and shall manage the preparation of all reports as are required by law or regulation, including but not limited to, statements and reports to the Board, and shall, from time to time, and at any time upon request from the Board concerning the affairs and financial condition of TOMI, and such other matters as the Board may direct.

●
Authority is given to hire, compensate, and terminate TOMI’s staff and executives within budgetary limitations. CEO will advise the Board annually regarding the compensation for each executive team member. Such information will include current compensation, the change in compensation, and the new compensation for each individual.

●	Authority is given to implement any plausible strategic plan for tracking and reporting the success of TOMI.
●	Collaborate with executives to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of TOMI.
●	Supervise TOMI’s daily investment activities in accordance with the policies, procedures, and goals established.
●	Raise additional capital at appropriate valuations to enable TOMI to meet sales, growth and market share objectives.
●	Represent TOMI in a positive way with clients, investors and business partners.
●	Provide effective and inspiring leadership by being actively involved in all marketing, TOMI services, and the development of TOMI and TSN training programs.
●	Review and monitor annual department operational budgets and police the effective management of these budgets.
●	Manage and cultivate existing relationships with investors, Wall Street, and federal, state, and international regulatory agencies.
●
Publicly represent TOMI within the media and external constituency groups including community, governmental and private organizations, domestically and internationally to build excitement for TOMI’s mission and core values.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

EFFECTIVE DATE:

January 1, 2016

BASE SALARY:

During the term of this Agreement, TOMI agrees to pay CEO a base salary of $360,000.00 per year in semi monthly installments on the first and fifteenth of every month.

SIGNING BONUS:

CEO shall receive a grant of 250,000 options quarterly in 2016, aggregating 1,000,000 options, all with a 5 year term vesting upon issuance- 250,000 options shall be issued on 3/31/16, 6/30/16, 9/30/16 and 12/31/16, with the strike price using a 3 day trailing VWAP at the date of grant. If you are terminated for any reason as set below or, become disabled, or if you die, any options held by you will become cashless and entitled to piggyback registration and they exercise instantly.

PERFORMANCE BONUS:

Provided you meet the achievement of pre-aged performance objectives; you will be entitled to an annual bonus as stated immediately below.

Stock Options. A minimum semi annual grant of up to 250,000 Stock Options, at a strike price equal to a VWAP of the three-day period prior to the close of the grant period.

Bonus: Any cash bonus will be based upon your performance and be made at the discretion of the Board.

HEALTH INSURANCE:

Until such a time that TOMI has a health insurance offering; TOMI will contribute 80% toward the cost of an individual plan (Medical, Dental and Vision) and continue to contribute 80% of the plan cost until such time when the company has its own health insurance offering. TOMI is actively pursuing a corporate health plan.

BUSINESS EXPENSES:

TOMI will provide you with an automobile, travel, computer, phone and associated service costs as well as reimburse you for necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation. All entertainment expenses incurred in pursuit and furtherance of TOMI’s business and goodwill shall be reimbursed to CEO upon supporting documentation.

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

TRANSPORTATION:

TOMI will pay for the purchase, lease, or current payments of CEO’s automotive vehicle. This can be paid directly to you or to the automotive or leasing company.

VACATION:

CEO is allotted twenty-eight (28) days annually paid vacation, plus all TOMI holidays and office closures.

CHANGE OF CONTROL:

In the event of a change in control of TOMI that results in termination of your position as CEO, you will be entitled to a lump sum payment of two year’s salary at the time of such termination. Additionally CEO will be granted 3 million options that are cashless, when exercised such options will have with piggyback registration or demand registration rights, and if applicable any and all outstanding stock grants will be accelerated and be fully vested.

TERMINATION FOR CAUSE:

Termination for Cause may be effected by the Board at any time during the term of this Agreement and may be effected by written notification to CEO; provided, however, that no Termination for Cause will be effective unless CEO has been provided with the prior written  notice and opportunity for remedial action such as termination by TOMI (i) by reason of TOMI’s  willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, TOMI (ii) by  reason of material breach of this Agreement (iii) by reason of gross negligence or intention misconduct with respect to the performance of duties under this Agreement, provided, however,  that no such termination will be deemed to be a Termination for Cause unless TOMI has  provided CEO with written notice of what it reasonably believes are the grounds for any  Termination for Cause and TOMI fails to take appropriate remedial action during a thirty (30)  day period following receipt of such written notice. Upon Termination for Cause, CEO is to be immediately paid amount equal to CEO’s gross salary.

TERMINATION OTHER THAN FOR CAUSE:

Notwithstanding anything else in this Agreement, the Board may effect a Termination Other Than for Cause at any time upon giving notice to CEO of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, CEO will immediately be paid amount equal to CEO’s gross salary.

In witness whereof, the parties have caused this Agreement to be duly executed and delivered as of the date above.

[Signature Page to Follow]

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com

Sincerely,

/s/ Harold Paul
___________________________________
Harold Paul, Esq.
TOMI Compensation Committee Chairman

Accepted:

/s/ Halden Shane
___________________________
Dr. Halden Shane
Chief Executive Officer at TOMI

TOMI Environmental Solutions, Inc.
World Corporate Office| 9454 Wilshire Blvd. | Penthouse, G-6 | Beverly Hills, CA 90212
800.525.1698 | www.tomiesinc.com